                                                                      Exhibit 20


                           FIRST FRANKLIN CORPORATION
                               4750 ASHWOOD DRIVE
                             CINCINNATI, OHIO 45241
                                 (513) 469-5352

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 28, 1997

         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of First Franklin Corporation ("First Franklin" or the "Company"), the holding company for The Franklin Savings and Loan Company ("Franklin"), will be held at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241 on April 28, 1997, at 3:00 p.m.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

                  1.       The reelection of two directors of the Company;

                  2. The approval of the First Franklin Corporation 1997 Stock Option and Incentive Plan, a copy of which is attached to the enclosed Proxy Statement;

                  3. The ratification of the selection of Clark, Schaefer, Hackett & Co. as the independent accountants of the Company for the current fiscal year; and

                  4. Such other matters as may properly come before the Meeting or any adjournments thereof.

         The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 12, 1997, are the stockholders entitled to vote at the Meeting and any adjournments thereof.

         You are requested to fill in and sign the enclosed form of Proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you submit a later-dated proxy or written revocation to the Company before the commencement of voting at the Meeting or if you attend and vote at the Meeting in person by written ballot.

Cincinnati, Ohio
March 27, 1997

                                         By Order of the Board of Directors

                                         Thomas H. Siemers
                                         President and Chief Executive Officer

================================================================================
         IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
================================================================================

                           FIRST FRANKLIN CORPORATION
                               4750 ASHWOOD DRIVE
                             CINCINNATI, OHIO 45241
                                 (513) 469-5352

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1997

         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of First Franklin Corporation ("First Franklin" or the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on April 28, 1997, at 3:00 p.m., and at all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 27, 1997.

         Stockholders who execute proxies retain the right to revoke them at any time prior to the votes being taken at the Meeting. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by the filing of a later-dated proxy or written revocation prior to a vote being taken on a particular proposal at the Meeting or by attending the Meeting and voting in person by written ballot. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given therein and, in the absence of specific instructions to the contrary, will be voted:

         FOR      the reelection of Richard H. Finan and James E. Cross as
         ---      directors of the Company for terms expiring in 2000;

         FOR      the approval of the First Franklin Corporation 1997 Stock
         ---      Option and Incentive Plan (the "1997 Option Plan"), a copy of which is attached hereto as Exhibit A; and

         FOR      the ratification of Clark, Schaefer, Hackett & Co. ("Clark
         ---      Schaefer") as the independent accountants of First Franklin for the current fiscal year.

         A majority of the shares of the Company's issued and outstanding common stock (the "Common Stock"), present in person or represented by proxy at the Meeting, shall constitute a quorum for purposes of the Meeting. Abstentions and broker Non-votes (defined below) are counted for purposes of determining a quorum.

                                  VOTE REQUIRED

         Two directors shall be elected by a plurality of the shares present in person or represented by proxy at the Meeting and validly voted in the election of directors. Shares as to which the authority to vote is withheld and shares held by a nominee for a beneficial owner which are present in person or by proxy but are not voted with respect to the election of directors ("Non-votes") are not counted toward the election of directors. If the enclosed Proxy is signed, dated and returned by the stockholder but no vote is specified thereon, the shares held by such stockholder will be voted FOR the reelection of the nominees named thereon.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy is necessary to approve the 1997 Option Plan. The effect of an abstention or Non-vote is the same as a vote against the 1997 Option Plan. If the enclosed Proxy is signed, dated and returned by the stockholder, but no vote is specified thereon, the shares held by such stockholder will be voted FOR the approval of the 1997 Option Plan.

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Clark, Schaefer, Hackett & Co. ("Clark Schaefer") as the independent accountants of the Company for the current fiscal year. The effect of an abstention or a Non-vote is the same as a vote against ratification. If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the ratification of the selection of Clark Schaefer as independent accountants.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Stockholders of record as of the close of business on March 12, 1997, will be entitled to one vote for each share then held. As of that date, the Company had 1,173,234 shares of Common Stock issued and outstanding.

         The following table sets forth, as of March 12, 1997, share ownership information regarding (i) those persons or entities who were known by management to beneficially own more than five percent of the outstanding shares of Common Stock; and (ii) all directors and executive officers of the Company and its most significant subsidiary, The Franklin Savings and Loan Company ("Franklin"), as a group.

                                                                       Shares Beneficially             Percent of
 Name and Address of Beneficial Owner                                         Owned                       Class
 ------------------------------------                                         -----                       -----

Thomas H. Siemers(1)                                                         158,115                       13.3%
  First Franklin Corporation
  4750 Ashwood Drive
  Cincinnati, Ohio  45241

All directors and executive officers of Franklin                             363,466                       30.4
  and the Company as a group (11 persons)(2)
-----------------------------

(1) Mr. Siemers, the President and Chief Executive Officer of the Company, has sole voting and investment power with respect to 59,580 shares, shared voting and investment power for 18,600 shares, and options to purchase 13,972 shares granted under the First Franklin Corporation 1987 Stock Option and Incentive Plan (the "1987 Option Plan"). Mr. Siemers has sole voting and/or investment power with respect to 24,488 shares allocated to his account in The Franklin Savings and Loan Company Employee Stock Ownership Plan ("ESOP"). Finally, as the ESOP trustee, Mr. Siemers may be deemed to have voting and/or investment power with respect to another 41,470 shares of Common Stock held by the ESOP, which have not been allocated to the accounts of individual participants or which have been allocated to the accounts of individual participants and which may still be sold by the trustee.

(2) Includes shares held directly, shares allocated to executive officers' accounts in the ESOP, shares subject to options granted under the 1987 Stock Option Plan and shares held by controlled corporations or certain family members, over which shares the specified individuals or group effectively exercise sole or shared voting and investment power. Such amount also includes the shares that may be deemed to be beneficially owned by Mr. Siemers, as trustee of the ESOP of Franklin. Share information for each director of the Company is included under "Election of Directors."

                              ELECTION OF DIRECTORS

         The Board of Directors is currently composed of five members. Directors are elected to serve for three-year terms or until their respective successors are elected and qualified. Approximately one-third of the Board of Directors of the Company is elected annually.

         The full Board of Directors appoints a nominating committee for the annual selection of its nominees as directors. While the nominating committee and the Board of Directors will consider nominees recommended by others, it has not actively solicited nominations nor established any procedures for this purpose.

         The following table sets forth certain information regarding the composition of the Company's Board of Directors, including terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at this Meeting for the reelection of the nominees indicated below. If either of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why either of the nominees might be unable to serve if elected. Except as disclosed herein, there are no arrangements or understandings between either of the nominees and any other person pursuant to which either of the nominees were selected.

                              Positions held with         Year first                            Shares
                                  the Company        elected director of      Term to     beneficially owned     Percent
       Name          Age(1)       and Franklin       the Company/Franklin     expire     at March 12, 1997(2)    of class
       ----          ---          ------------       --------------------   ----------   --------------------    --------

                                                          NOMINEES
Richard H. Finan       62           Director              1987/1968           2000(3)            51,616(4)     4.4%


James E. Cross         61           Director              1996/1978           2000(3)            21,136        1.8


                                                   DIRECTORS REMAINING IN OFFICE

Thomas H. Siemers      63       President, Chief          1987/1953            1998             158,115(5)    13.3
                               Executive Officer
                                  and Director

James E. Hoff,         64           Director              1993/1993            1998                  -         -
S.J.

John L. Nolting        64           Director              1987/1981            1999               1,000        .1
-------------------------------

(1)      As of March 12, 1997.

(2) Unless otherwise indicated by footnote, the individual has sole voting and investment power with respect to all shares reported as owned.

(3)      Year new term will expire, if nominee is elected at the Meeting.

(4) Mr. Finan has shared voting and investment power over all 51,616 shares of Common Stock.

(5) See footnote 1 to table under "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF."

         The business experience of each director during the last five years is as follows:

         JOHN L. NOLTING has been the President and Chief Executive Officer of DataTech Services, Inc., a computer service company located in Cincinnati, since 1974. He also serves as the President and Chief Executive Officer of Queen City Leasing, an automobile leasing company located in Cincinnati, and a Director and the President of DirectTeller Systems, Inc.

         RICHARD H. FINAN is the President of the Ohio State Senate. He has been a member of the State legislature since 1973 and has had a legal practice since 1959. Director Finan also serves as legal counsel for Madison Service Corporation, Franklin's wholly-owned subsidiary, and DirectTeller Systems, Inc., a joint venture between the Company and DataTech

Services, Inc. Mr. Finan is also a director of Carillon Funds, Inc., a company, which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").

         JAMES E. CROSS is a partner in the Dayton, Ohio law firm of Allbery Cross Fogarty and has practiced with that firm for 12 years. He was a member of the Board of Directors of Central Savings in Dayton, Ohio when it merged with Franklin in 1978, and has served as a director of Franklin since then.

         THOMAS H. SIEMERS has been employed by Franklin since 1949, has been a director of Franklin since 1953, and has served as President and Chief Executive Officer since 1968. From 1978 to 1983, Mr. Siemers served as a director of the Federal Home Loan Bank of Cincinnati. Mr. Siemers also served as the Chairman of the Ohio Savings and Loan League in 1981 and 1982 and on the Executive Committee of the U.S. League of Savings Institutions from 1982 to 1985.

         JAMES E. HOFF, S.J., has been President of Xavier University in Cincinnati, Ohio, since 1991. Prior to his arrival at Xavier, Fr. Hoff was President of the Creighton Foundation and Vice President of University Relations at Creighton University.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         Regular meetings of the Company's Board of Directors are held quarterly. During the year ended December 31, 1996, the Board of Directors held a total of seven regular and special meetings. No incumbent director of the Company attended fewer than 75% of the total meetings of the Board of Directors during this period.

         The Company has an audit committee, which is composed of the four outside directors. The Audit Committee met once during 1996. The Company has no standing compensation or nominating committees. The full Board of Directors acts as the nominating committee for the annual selection of its nominees for election of directors. During 1996, the Board of Directors met once acting as a nominating committee. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited nominations nor established any procedures for this purpose.

         The Board of Directors of Franklin, the principal subsidiary of the Company, consists of the five directors of the Company, Donald E. Newberry, Sr. and Mary W. Sullivan. Regular meetings of Franklin's Board of Directors are generally held on a monthly basis. The Board of Directors held a total of 13 regular and special meetings during 1996. No director attended fewer than 75% of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served. The Board of Directors of Franklin has standing Executive and Compensation Committees.

         The Executive Committee consists of the President and one member of the Board of Directors who is selected weekly on an alternating basis from the entire Board. This committee meets weekly (except during weeks when the full Board meets) and exercises the power of the Board of Directors between regular Board meetings. All actions of this committee are reviewed and ratified by the full Board of Directors. This committee met 40 times during 1996.

         The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation and other benefit programs. The Compensation Committee is comprised of Messrs. Siemers, Finan, Cross and Nolting. One meeting was held by this committee during 1996.

COMPENSATION OF THE BOARD OF DIRECTORS

         Directors of the Company and Franklin receive directors' fees of $1,000 for each meeting of those Boards of Directors held during the year, except for Mr. Siemers, who receives fees only as a director of the Company. No fees are currently paid by the Company or Franklin for committee membership.

EXECUTIVE COMPENSATION

         The Company currently does not pay any compensation to its executive officers. The following table shows the compensation paid or granted by Franklin and its subsidiaries for services rendered during the periods indicated to each executive officer whose annual compensation exceeded $100,000 during the fiscal year.

                           Summary Compensation Table
                           --------------------------

                                                                                 -----------------------
                                                                                  All other compensation

--------------------------------------------------------------------------------------------------------
                                                             Annual compensation
                                                           ---------------------------------------------

Name and principal position                         Year    Salary($)      Bonus($)    ($)(1)
--------------------------------------------------------------------------------------------------------
THOMAS H. SIEMERS - President, Chief Executive      1996    $208,512            -      $13,454
Officer and Director of the Company, Franklin       1995     204,922            -       14,365
and Madison Service Corporation; Chairman of        1994     197,047        $10,000     13,359
the Board of DirectTeller Systems, Inc.

DANIEL T. VOELPEL - Vice President                  1996    $105,120        $ 2,000    $ 9,260
and Chief Financial Officer of the                  1995      97,957            -        9,398
Company and Franklin and Treasurer                  1994      94,263        $ 7,000      9,018
of Madison Service Corporation and
DirectTeller Systems, Inc.

-----------------------------

(1) Represents the Company's contributions to the ESOP on behalf of Messrs. Siemers and Voelpel.

         No stock options were awarded under the 1987 Option Plan during 1996. The following table sets forth certain information concerning the number and value of stock options at December 31, 1996, held by the individuals named in the Summary Compensation Table. No stock appreciation rights or limited stock appreciation rights have been granted to any director or executive officer under the 1987 Option Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
--------------------------------------------------------------------------------

                                                                    Number of unexercised      Value of unexercised in-the-money
                                                   Value        options/SARs at FY-end (#)       options/SARs at FY-end ($)(2)
                             Shares Acquired      Realized      --------------------------     ----------------------------------
Name                         on Exercise (#)       ($)(1)        Exercisable Unexercisable        Exercisable Unexercisable
----                         ---------------       ------        ----------- -------------        ----------- -------------
Thomas H. Siemers                15,000                             13,972          -              $160,678            -
                                                  $157,500
Daniel T. Voelpel                     -                  -          12,200          -               140,300            -
----------------------------------

(1) Value is based upon the sales prices of $13.50 and $16.50 per share of the Common Stock as reported on The Nasdaq National Market at the time of the trade closest in time to the exercise of the 5,000 and 10,000 options, respectively, exercised by Mr. Siemers, less the option exercise price of $5.00 per share.

(2) Value is based upon the sales price of $16.50 per share of the Common Stock as reported on The Nasdaq National Market on December 31, 1996, less the option exercise price of $5.00 per share.

EMPLOYMENT CONTRACT

         On May 1, 1984, the Board of Directors of Franklin approved a five-year employment agreement with Mr. Siemers. The contract provides for automatic extensions of one year each upon the expiration of one year of the contract, until either Franklin or Mr. Siemers gives written notice to the contrary. The contract provides for termination upon the employee's death, for cause or in certain events required by federal regulations. The contract is terminable by the employee upon 90 days' notice to Franklin.

          The employment agreement provides for a salary as determined by the Board of Directors but not less than the employee's current annual salary. Salary increases will be reviewed not less often than annually thereafter and are subject to the sole discretion of the Board of Directors. The contract provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.

         The contract provides for payment to the employee of an amount equal to the present value of the employee's salary for the unexpired term of the contract in the event there is a change in control of Franklin where employment terminates involuntarily in connection with such change of control or within six months thereafter. If Mr. Siemers' employment were terminated in connection with a change in control while earning his current salary as of December 31, 1996, at which date the unexpired term of the contract was 52 months, Mr. Siemers could have received a cash payment of up to approximately $777,400 pursuant to his contract. Such termination payments are provided on a similar basis in connection with a voluntary termination of employment in connection with a change in control which was at any time opposed by Franklin's Board of Directors.

TRANSACTIONS WITH MANAGEMENT AND INDEBTEDNESS OF MANAGEMENT

         Franklin, like many financial institutions, has followed a policy of granting to its officers, directors and employees loans for the financing and improvement of their personal residences and consumer loans for other purposes. Except as set forth below, such loans are made in the ordinary course of business and are made on substantially the same terms and collateral, as those of comparable transactions prevailing at the time, and do not involve more than the normal risk of collectibility or present other unfavorable features. Currently, for loans to the employees, directors and officers of the Company or Franklin and their family members, interest rates are generally set at 1% over Franklin's cost of funds, subject to adjustment to market rates in the event that the employment relationship is terminated. If the employment relationship is terminated, the rate will revert to the contract rate and the modification will be canceled. Loan fees on mortgage loans are generally waived except to the extent of direct loan origination expenses incurred by Franklin. Other loans are reviewed on an individual basis and any preferential treatment given is based on the employees length of service, work performance and past credit history.

         Set forth below is certain information at December 31, 1996, as to all loans made by Franklin to each of its or the Company's current directors or executive officers which were granted at less than market rates and which for any one individual resulted in an aggregate indebtedness to Franklin exceeding $60,000 at any time since January 1, 1995:

                                                      Largest amount    Balance as of                       Market interest
                                      Nature of      outstanding since   December 31,   Current interest  rate at the time of
       Name        Date of loan     indebtedness      January 1, 1995       1996              rate            origination
       ----        ------------     ------------    ----------------   --------------   ----------------  ------------------

Richard H. Finan      6/15/84    First mortgage -          $86,131           $78,276          6.625%            10.500%
                                 personal residence

Gretchen J.          12/24/96    First mortgage -          146,700           146,700          5.875              7.875
Schmidt                          personal residence


         In 1989, the Company entered into a joint venture called DirectTeller Systems, Inc. ("DirectTeller"), with DataTech Services, Inc. ("DataTech"), for the purpose of marketing computer software developed by DataTech to financial institutions. Director Nolting is the President and Chief Executive Officer of DataTech. When this venture was approved by the Board of Directors of the Company, Director Nolting abstained from voting on the matter. The Company initially contributed $50,000 and DataTech contributed the software it developed to the initial capitalization of DirectTeller. Under the terms of the joint venture, the Company is responsible for maintaining the financial records of DirectTeller and DataTech is obligated to manage the day to day operations of DirectTeller, including software maintenance and marketing. DataTech does not receive a management fee for performing these services. The Company currently owns a 51% interest in DirectTeller. The Company's investment in such venture was $50,000 at December 31, 1996.

         Director Finan is an attorney at law who from time to time provides legal services to Madison Service Corporation and DirectTeller. During the year ended December 31, 1996, fees paid by the subsidiaries of Franklin and the Company did not exceed five percent of Mr. Finan's gross revenues for the last fiscal year.

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership in the Company by the tenth day of the month following a change. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             1997 STOCK OPTION PLAN

GENERAL

         On March 24, 1997, the Board of Directors of the Company adopted the 1997 Option Plan. The 1997 Option Plan must be approved by the affirmative vote of the holders of a majority of the shares of the Company represented in person or by proxy at the Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE 1997 OPTION PLAN.

         The following is a summary of the terms of the 1997 Option Plan and is qualified in its entirety by reference to the full text of the 1997 Option Plan, a copy of which is attached hereto as Exhibit A.

PURPOSE, ADMINISTRATION AND ELIGIBILITY

         The purposes of the 1997 Option Plan include attracting, retaining and providing incentives to the directors, officers and employees of the Company, Franklin or any other subsidiary of the Company by facilitating their purchase of a stock interest in the Company.

         The 1997 Option Plan will be administered by a committee of directors composed of at least two non-employee directors of the Company, as defined in the regulations of the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange Act (the "Stock Option Committee"). The Stock Option Committee may grant options under the 1997 Option Plan at such times as it deems most beneficial to the Company on the basis of an individual participant's position, duties and responsibilities, the value of the individual's services to the Company and any other factor the Stock Option Committee deems relevant. The Company has approximately 50 employees, officers and directors who may be eligible to receive options under the 1997 Option Plan, subject to the determination of the Stock Option Committee. Options granted under the 1997 Option Plan to employees of the Company or Franklin may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The 1997 Option Plan will terminate on April 28, 2007. Without further approval of the stockholders, the Board of Directors may terminate the 1997 Option Plan prior to that date or may amend it from time to time in such respects as the Board of Directors may deem advisable, except that the Board of Directors may not, without the approval of the stockholders, make any amendment which would: (a) increase the aggregate number of shares of Common Stock which may be issued under the 1997 Option Plan (except for adjustments to reflect certain changes in the capitalization of the Company); (b) materially modify the requirements as to eligibility for participation in the 1997 Option Plan; or (c) materially increase the benefits accruing to participants under the 1997 Option Plan. Notwithstanding the foregoing, the

Board of Directors may amend the 1997 Option Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

EFFECT ON EXISTING STOCKHOLDERS

         Pursuant to the 1997 Option Plan, a maximum of 117,323 shares of Common Stock will be reserved for issuance by the Company upon the granting of options to certain directors, officers and employees of the Company or any of its subsidiaries from time to time under the 1997 Option Plan. Any shares of Common Stock issued under the 1997 Option Plan will be authorized but unissued shares or issued shares which have been reacquired by the Company.

         As of March 12, 1997, there were 1,173,234 shares of Common Stock outstanding. As shares of Common Stock are issued to directors and officers of the Company who receive and exercise options under the 1997 Option Plan, the voting power of the directors and officers of the Company over the outcome of the vote on any matters submitted to the Company's stockholders, including changes of control, will increase.

OPTION TERMS

         The exercise price for options granted under the 1997 Option Plan will be determined by the Stock Option Committee at the time of the grant; provided, however, that the exercise price for an ISO must not be less than 100% of the fair market value of the shares of Common Stock on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date of grant. If an ISO is granted to a participant who owns more than 10% of the Company's outstanding shares of Common Stock at the time the ISO is granted, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant and the ISO shall not be exercisable after the expiration of five years from the date of the grant.

         An option may not be transferred or assigned other than by will or in accordance with the laws of descent and distribution. If a participant is "terminated for cause," as defined in the 1997 Option Plan, any option which has not been exercised shall terminate as of the date of such termination for cause.

         The Company will receive no monetary consideration for the granting of options under the 1997 Option Plan. Upon the exercise of options, the Company will receive payment in cash or, if acceptable to the Stock Option Committee, shares of Common Stock of the Company or surrendered outstanding stock options. As of March 12, 1997, the market value of the Common Stock underlying the maximum number of options that could be awarded under the 1997 Option Plan is $2.1 million, which is calculated by multiplying 117,323 (the maximum number of options that can be granted under the 1997 Option Plan) by $17.875, the per share sales price as reported on The Nasdaq National Market on that date.

TAX TREATMENT OF INCENTIVE STOCK OPTIONS

         A participant who is granted an ISO will not recognize taxable income either on the date of the grant or on the date of exercise, although the alternative minimum tax may apply. Upon disposition of shares of Common Stock acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. If the participant disposes of the shares of Common Stock within two years of the date of the grant or within one year from the date of the transfer of the shares of Common Stock to the participant (a "Disqualifying Disposition"), then the participant will recognize ordinary income, as opposed to capital gain, at the time of disposition in an amount generally equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the shares of Common Stock have been held.

         The Company is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares of Common Stock acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition. Ordinary income from a Disqualifying Disposition will constitute compensation but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

         If the holder of an ISO pays the exercise price, in whole or in part, with previously acquired shares of Common Stock, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except as otherwise described herein, no gain or loss is recognized by the participant upon delivering previously acquired shares of Common Stock to the Company, and shares of Common Stock received by the participant equal in number to previously acquired shares of Common Stock exchanged therefor will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares of Common Stock. (The participant, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements for avoidance of a Disqualifying Disposition.) Shares of Common Stock received by the participant in excess of the number of shares previously acquired will have a basis of zero and a holding period which commences as of the date the shares are transferred to the participant upon the exercise of the ISO. If the exercise of an ISO is effected using shares of Common Stock previously acquired through the exercise of an ISO, the exchange of such previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

TAX TREATMENT OF NON-QUALIFIED OPTIONS

         A participant receiving an option which does not qualify as an ISO (a "Non-qualified Option") does not recognize taxable income on the date of the grant of the option, provided that the option does not have a readily ascertainable fair market value at the time it is granted. The participant must recognize ordinary income generally at the time of exercise of a Non-qualified Option in the amount of the difference between the fair market value of the shares on the date of exercise and the option price. The ordinary income received will constitute compensation for which tax withholding by the Company generally will be required. The amount of ordinary income recognized by a participant will be deductible by the Company in the year that the participant recognizes the income if the Company complies with the applicable withholding requirement.

         If, at the time of exercise, the sale of the shares of Common Stock could subject the participant to short-swing profit liability under Section 16(b) of the Exchange Act, such person generally will not recognize ordinary income until the date that the participant is no longer subject to such Section 16(b) liability. Upon such date, the participant will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock on such date less the option exercise price. Nevertheless, the participant may elect under Section 83(b) of the Code within 30 days of the date of exercise to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Shares of Common Stock acquired upon the exercise of a Non-qualified Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares of Common Stock, the participant will recognize long-term capital gain or loss if the participant has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the participant has held the shares for one year or less.

         If a holder of a Non-qualified Option pays the exercise price, in whole or in part, with previously acquired shares of Common Stock, the participant will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The participant will not recognize gain or loss upon delivering such previously acquired shares of Common Stock to the Company. Shares of Common Stock received by a participant equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares of Common Stock received by a participant in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares of Common Stock will commence as of the date of exercise or such other relevant date.

PROPOSED AWARDS

         The Board of Directors of the Company adopted the 1997 Option Plan on March 24, 1997. The Board of Directors has made no determination regarding the granting of options under the 1997 Option Plan, if it is adopted by the stockholders.



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



         The Stock Option Committee may grant options under the 1997 Option Plan to the directors, officers and employees of the Company and its subsidiaries in the future at such times as they deem most beneficial to the Company on the basis of the individual participant's position, duties and responsibilities, the value of the participant's services and any other relevant factor.

THE BOARD OF DIRECTORS OF RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1997 OPTION PLAN.

               CHANGE IN AND SELECTION OF INDEPENDENT ACCOUNTANTS

                  The Board of Directors approved the selection of Clark Schaefer to replace Coopers & Lybrand L.L.P. ("Coopers") as the Company's independent accountants effective September 30, 1996. Coopers had served as the Company's independent accountants for all fiscal years since its inception in 1987. This change in accountants has resulted in a significant decrease in the amount of accounting fees paid by the Company.

                  Coopers' reports on the consolidated financial statements of the Company for the two years ended December 31, 1995, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Coopers on any matter of accounting principles or practices, consolidated financial statement disclosure or audit scope or procedure during the two years ended December 31, 1995, and any subsequent interim period through September 27, 1996.

                  The Board of Directors' decision to engage Clark Schaefer as its independent accountant is based on that firm's experience with community-based financial institutions. Prior to selecting and engaging Clark Schaefer as its independent accountant, the Company did not request or obtain any advice from Clark Schaefer concerning any material accounting, auditing or financial reporting issue regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

                  Clark Schaefer conducted the independent audit of the Company for the year ended December 31, 1996 and the Board of Directors has selected Clark Schaefer as the independent accountants of the Company for the fiscal year ended December 31, 1997.

                  The Board of Director is requesting and recommends that the stockholders of the Company ratify the selection of Clark Schaefer as the independent accountants of the Company for the current fiscal year. Management of the Company expects that a representative of Clark Schaefer will be present at the Annual Meeting, and that such representative will have an opportunity, if desired, to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF CLARK SCHAEFER AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

                              STOCKHOLDER PROPOSALS

         To be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal requesting action at such meeting must be received at the Company's main office, 4750 Ashwood Drive, Cincinnati, Ohio 45241, no later than November 27, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, as provided for in the Bylaws of the Company, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

         The Company's Annual Report to Stockholders, including financial statements, is also enclosed. Any stockholders who have not received a copy of such Annual Report may obtain a copy by writing to the Company. Such Annual Report is not to be treated as part of the proxy solicitation materials, nor as having been incorporated herein by reference.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Thomas H. Siemers
                                     President and Chief Executive Officer

Cincinnati, Ohio
March 27, 1997



                                      -11-